EXHIBIT 99.1

eMagin Reports $8.3M Revenue, $1.6M Operating Income for Third Quarter 2011
Posts Sequential Improvement in Revenue, Gross Margin and Operating Profit

BELLEVUE, WA - November 10, 2011 - eMagin Corporation (NYSE Amex: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, today announced financial results for the third quarter of 2011 ended September 30, 2011.

“The competitive strength of our technology and products continues to drive progress at eMagin. We matched our best quarter ever in terms of revenues, at $8.3 million, and saw sequential improvement in our performance,” stated Andrew Sculley, President and CEO. “Our new OLED deposition machine has arrived at our production facility in Hopewell Junction, New York, and we have begun installing the new equipment. We expect the new OLED deposition machine to be operating in first quarter of 2012. When fully operational, we expect a 10-fold increase in deposition capacity and improvements in yield.”

Mr. Sculley added, “We continue to anticipate that we will meet our 2011 revenue guidance of between $29.0 and $33.0 million based on several factors including current market conditions, production capacity, the Company’s backlog under existing contracts, shipments to a significant new customer in the high-end camera business, and other potential new business.”

Quarterly Results

Revenues for the third quarter were $8.3 million, essentially the same as for the comparable period in 2010. On a sequential basis, third quarter revenue was up 10.9% over second quarter revenue of $7.4 million. Gross margin for the third quarter was 53% of revenues for gross profit of $4.4 million, compared to a gross margin of 66% for gross profit of $5.5 million in the same quarter last year. Gross margin for the third quarter improved over the second quarter gross margin of 49% due to semi-fixed production expenses being spread over a higher revenue base.

Operating expenses for the third quarter of 2011 were $2.8 million, or 33% of revenues, versus operating expenses of $2.6 million, or 31% of revenues, for the prior year period. On a sequential basis, operating expenses declined approximately $250,000 from the second quarter of 2011. For the third quarter of 2011, selling, general and administrative (SG&A) expenses were lower at $2.0 million, compared to $2.1 million for the prior year period, and $2.2 million for the second quarter of 2011.

Operating income for the third quarter of 2011 was $1.6 million compared to $2.9 million for the same period last year. On a sequential basis, third quarter operating income was up 157% compared to operating income of $624,000 in the second quarter of 2011. Third quarter net income was $4.1 million, or $0.03 per diluted share, compared to net income of $3.6 million, or $0.08 per diluted share, in the prior-year period.

During the third quarter, eMagin continued to see positive improvements in its financial position due to cash generated from operations and the absence of debt on the balance sheet. At September 30, 2011, the Company had approximately $13.7 million of cash, cash equivalents, and investments in certificates of deposit, as compared to $12.4 million at December 31, 2010. This increase in cash was achieved while self-funding capital expenditures totaling $1.4 million year to date, including payments on the new OLED deposition machine.

Recent Corporate Highlights

• eMagin and the University of Rochester received funding from the U.S. Department of Energy for a three-year research program to develop OLED lighting technology for a new generation of efficient lighting systems.

• eMagin’s new OLED deposition machine has arrived at the Company’s facilities and is expected begin operating in 2012.

• The Company implemented a share repurchase program for up to $2.5 million of common stock, demonstrating management’s confidence in the Company's strategic plan and commitment to maximizing shareholder value.\

• eMagin was ranked the 311th fastest growing technology company in North America on Deloitte’s 2011 Technology Fast 500™ list. This is the 5th consecutive year eMagin has been included on the Fast 500™ list.

• The Company regained compliance with the NYSE Amex’s continued listing standards following the filing of its 10-Q for the second quarter ended June 30, 2011 and held a successful shareholder meeting on November 3 at which all the proposals recommended by the Board of Directors were approved by the shareholders.

Based on current market conditions, as well as expectations for the continued strong market conditions and scheduled deliveries under existing contracts, the Company expects 2011 revenue to fall within the stated guidance range of $29 million to $33 million.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable or superior to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The Company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

TABLES FOLLOW

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Investor Contact:

Paul Campbell, 425-284-5220, pcampbell@emagin.com

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2011 (unaudited)	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$6,498	$7,796
Short-term investments	6,245	3,100
Accounts receivable, net	5,893	5,150
Inventory	2,119	1,905
Prepaid expenses and other current assets	857	777
Total current assets	21,612	18,728
Long-term investments	1,000	1,500
Equipment, furniture and leasehold improvements, net	4,522	3,287
Intangible assets, net	36	39
Other assets	92	92
Deferred tax asset	9,056	9,056
Total assets	$36,318	$32,702

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,021	$1,100
Accrued compensation	1,631	1,975
Other accrued expenses	1,636	1,781
Advance payments	122	101
Deferred revenue	55	26
Warrant liability	—	7,694
Other current liabilities	235	170
Total current liabilities	4,700	12,847
Warrant liability	—	5,158
Total liabilities	4,700	18,005

Commitments and contingencies (Note 12)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2011 and 5,679 issued and outstanding as of December 31, 2010	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,293,586 shares as of September 30, 2011 and 21,210,445 as of December 31, 2010	23	21
Additional paid-in capital	219,465	206,298
Accumulated deficit	(187,870)	(191,622)
Total shareholders’ equity	31,618	14,697
Total liabilities and shareholders’ equity	$36,318	$32,702

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:

Product	$6,306	$6,936	$16,564	$17,826
Contract	1,957	1,320	4,589	4,669

Total revenue, net	8,263	8,256	21,153	22,495

Cost of goods sold:

Product	2,902	2,105	8,554	6,590
Contract	1,002	683	2,368	2,380

Total cost of goods sold	3,904	2,788	10,922	8,970

Gross profit	4,359	5,468	10,231	13,525

Operating expenses:

Research and development	765	511	2,071	1,888
Selling, general and administrative	1,992	2,054	6,361	6,873
Total operating expenses	2,757	2,565	8,432	8,761

Income from operations	1,602	2,903	1,799	4,764

Other income (expense):
Interest expense	(26)	(21)	(85)	(79)
Interest income	3	2	32	10
Change in fair value of warrant liability	3,028	723	2,548	(9,620)
Total other income (expense), net	3,005	704	2,495	(9,689)
Income (loss) before provision for income taxes	4,607	3,607	4,294	(4,925)
Provision for income taxes	488	56	542	75

Net income (loss)	$4,119	$3,551	$3,752	$(5,000)

Income (loss) per share, basic	$0.13	$0.13	$0.13	$(0.27)
Income (loss) per share, diluted	$0.03	$0.08	$0.02	$(0.27)

Weighted average number of shares outstanding:

Basic	23,084,229	19,883,029	22,153,525	18,781,185
Diluted	25,322,920	24,244,477	25,642,105	18,781,185

Non-GAAP Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net (loss) income	$4,119	$3,551	3,752	$(5,000)
Severance	-	-	10	969
Adjusted net income	4,119	3,551	3,762	(4,031)
Non-cash compensation	416	426	1,777	1,349
Depreciation and amortization expense	48	17	118	52
Interest expense	26	21	85	79
Change in fair value of warrant liability	(3,028)	(723)	(2,548)	9,620
(Benefit from) provision for income taxes	488	56	542	75
Adjusted EBITDA	$2,069	$3,348	3,736	$7,144